                                                                    Exhibit 10.1


                       GOLDMAN SACHS CREDIT PARTNERS L.P.
                                 85 BROAD STREET
                            NEW YORK, NEW YORK 10004



PERSONAL AND CONFIDENTIAL

December 20, 2006

3Com Technologies
c/o 3Com Corporation
350 Campus Drive
Marlborough, MA 01752

Attention: Don Halsted

                                Commitment Letter

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which Goldman Sachs Credit Partners L.P. ("GSCP") is exclusively authorized by 3Com Technologies (the "COMPANY") to act as sole lead arranger, sole bookrunner and sole syndication agent in connection with, and commits to provide the financing for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B and C hereto (collectively, the "COMMITMENT LETTER").

You have informed GSCP that the Company, an indirect wholly-owned subsidiary of 3Com Corporation, intends to form a newly created entity (the "BORROWER") and contribute to the Borrower all of the equity the Company owns in Huawei-3Com Co., Limited ("H3C" and together with its subsidiaries, the "ACQUIRED BUSINESS") and no less than $382.0 million in cash (the creation of Borrower and equity and cash contribution referred to as the "BORROWER CAPITALIZATION"). You have informed us that, after the Borrower Capitalization, the Company (or the Borrower, if proper consents can be obtained from the Seller) intends to acquire (the "ACQUISITION") all of the equity in H3C that it does not then currently own such that H3C shall be a wholly-owned subsidiary of the Borrower (after a concurrent contribution of such acquired shares of H3C to the Borrower if acquired by the Company). You have also informed us that the Acquisition will be financed from the following sources:

     - up to $500.0 million under a senior secured term loan facility (the "SENIOR FACILITY") having the terms substantially as set forth on Annex B and which may be funded prior to completion of a successful syndication subject to the terms and conditions herein and in the Fee letter (as defined below); and

     - the $382.0 million cash contribution from the Company in the Borrower (the "EQUITY CONTRIBUTION") on terms and conditions reasonably satisfactory to GSCP and cash and cash equivalents on hand at the Acquired Business of no less than $150.0 million (the "CASH CONTRIBUTION").

GSCP is pleased to confirm its commitment to act, and you hereby appoint GSCP to act, as sole lead arranger, sole bookrunner and sole syndication agent in connection with the Senior Facility, and to

3Com Technologies
December 20, 2006
Page 2


provide the Borrower the full $500.0 million of the Senior Facility on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (as defined below). Our fees for services related to the Senior Facility are set forth in a separate fee letter (the "FEE LETTER") entered into by the Company and GSCP on the date hereof.

GSCP's commitment is subject, in its reasonable discretion, to the following conditions: (i) there shall not have been, since December 31, 2005, any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders' equity or results of operations of the Company or the Acquired Business and their respective subsidiaries; and (ii) there shall not have been, after the date of this Commitment Letter, any disruption, adverse change or condition in the financial, banking or capital markets generally, or in the market for loan syndications or high yield debt in particular which, in GSCP's reasonable judgment, has materially impaired, or would reasonably be likely to materially impair, the successful syndication of the Senior Facility. GSCP's commitment is also subject, in its reasonable discretion, to the satisfactory negotiation, execution and delivery of appropriate loan documents relating to the Senior Facility including, without limitation, a credit agreement, guarantees, security agreements, pledge agreements, real property security agreements, opinions of counsel and other related definitive documents (collectively, the "LOAN DOCUMENTS") to be based upon and substantially consistent with the terms set forth in this Commitment Letter. Our commitment is also conditioned upon and made subject to our not becoming aware after the date hereof of any new or inconsistent information or other matter not previously disclosed to us relating to the Acquired Business or the Acquisition or the transactions contemplated by this Commitment Letter which GSCP, in its reasonable judgment, deems material and adverse relative to the information or other matters disclosed to us prior to the date hereof taken in the aggregate.

GSCP intends and reserves the right to syndicate the Senior Facility to the Lenders (as defined in Annex B), and you acknowledge and agree that GSCP intends to commence syndication efforts promptly following your acceptance of this Commitment Letter. GSCP will select the Lenders after consultation with the Company. GSCP will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to GSCP pursuant to the terms of this Commitment Letter and the Fee Letter. GSCP will determine the final commitment allocations and will notify the Company of such determinations. The Company agrees to use all commercially reasonable efforts to ensure that GSCP's syndication efforts benefit from the existing lending relationships of the Company and the Acquired Business and their respective subsidiaries. To facilitate an orderly and successful syndication of the Senior Facility, you agree that, until the earlier of the termination or successful completion of the syndication as determined by GSCP and 90 days following the date of initial funding under the Senior Facility, neither 3Com Corporation (for so long as it is a Guarantor (as defined in Annex B)) nor the Company (for so long as it is a Guarantor) will, and the Company will use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business that it will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security of the Acquired Business, 3Com Corporation or the Company or any of their respective subsidiaries or affiliates (other than the Senior Facility and other indebtedness contemplated hereby to remain outstanding after the Closing
Date), including any renewals or refinancings of any existing debt facility or debt security, without the prior written consent of GSCP.

3Com Technologies
December 20, 2006
Page 3


The Company agrees to cooperate with GSCP, and agrees to use its commercially reasonable efforts to cause the Acquired Business to cooperate with GSCP, in connection with (i) the preparation of an information package regarding the business, operations, financial projections and prospects of the Company and the Acquired Business including, without limitation, the delivery of all information relating to the transactions contemplated hereunder prepared by or on behalf of the Company, 3Com Corporation or the Acquired Business deemed reasonably necessary by GSCP to complete the syndication of the Senior Facility and (ii) the presentation of an information package reasonably acceptable in format and content to GSCP in meetings and other communications with prospective Lenders in connection with the syndication of the Senior Facility (including, without limitation, direct contact between senior management and representatives of the 3Com Corporation, the Company and the Acquired Business with prospective Lenders and participation of such persons in meetings). The Company further agrees that the commitment of GSCP hereunder is conditioned upon the Company's satisfaction of the requirements of the foregoing provisions of this paragraph by a date sufficient to afford the Arranger a period of at least 30 consecutive days following the launch of the general syndication of the Senior Facility to syndicate the Senior Facility prior to the Closing Date (as defined in Annex B); provided that such period shall not include any day from and including December 20, 2006 through and including January 7, 2007; provided, further, that such condition may be waived by GSCP in its sole discretion or as provided for in the Fee Letter (and GSCP agrees, subject to the terms and conditions set forth herein, to use its commercially reasonable efforts to fund the Senior Facility within six or more Hong Kong business days notice). The Company will be solely responsible for the contents of any such information package and presentation and acknowledge that GSCP will be using and relying upon the information contained in such information package and presentation without independent verification thereof. The Company agrees that information regarding the Senior Facility and information provided by the Company, the Acquired Business or their respective representatives to GSCP in connection with the Senior Facility (including, without limitation, draft and execution versions of the Loan Documents, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company or the Acquired Business) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the "PLATFORM")) created for purposes of syndicating the Senior Facility or otherwise, in accordance with GSCP's standard syndication practices (including hard copy and via electronic transmissions), and you acknowledge that neither GSCP nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of the information or other materials obtained on the Platform.

At the request of GSCP, the Company agrees to prepare a version of the information package and presentation that does not contain material non-public information concerning 3Com Corporation, the Company or the Acquired Business, their respective affiliates or their securities. In addition, the Company agrees that unless specifically labeled "Private -- Contains Non-Public Information," no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Senior Facility, whether through an internet site (including, without limitation, the Platform), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning the Company or the Acquired Business, their respective affiliates or their securities.

The Company represents and covenants that (i) all information (other than financial projections) provided directly or indirectly by the Acquired Business, the Company or 3Com Corporation to GSCP or the Lenders in connection with the transactions contemplated hereunder is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained

3Com Technologies
December 20, 2006
Page 4


therein not misleading and (ii) the financial projections that have been or will be made available to GSCP or the Lenders by or on behalf of the Acquired Business or the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and financial projections so that such representations will be correct in all material respects under those circumstances.

In connection with arrangements such as this, it is our firm's policy to receive indemnification. The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

This Commitment Letter may not be assigned by you without the prior written consent of GSCP (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. GSCP may assign its commitment hereunder, in whole or in part, to any of its affiliates or, as provided above, to any Lender prior to the Closing Date, and upon such assignment, GSCP will be released from the portion of its commitment hereunder that has been assigned. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto and thereto, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.

GSCP hereby notifies the Company and the Acquired Business that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "PATRIOT ACT") it and each Lender may be required to obtain, verify and record information that identifies the Company and the Acquired Business, which information includes the name and address of, the Borrower and each of the Guarantors (as defined on Annex B) and other information that will allow GSCP and each Lender to identify the Company and the Acquired Business in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for GSCP and each Lender.

Please note that this Commitment Letter, the Fee Letter and any written or oral advice provided by GSCP in connection with this arrangement are exclusively for the information of 3Com Corporation and the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to GSCP, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such advice to 3Com Corporation's and the Company's respective officers, directors, agents and advisors who are directly involved in the consideration of the Senior Facility and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein) to the Acquired Business to the extent you notify such persons of their obligations to keep such material confidential, and to the Acquired Business's respective officers, directors, agents and advisors who are directly involved in the consideration of the Senior Facility to the extent such persons agree to hold the same in confidence, (iii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information

3Com Technologies
December 20, 2006
Page 5


contained therein) as required by applicable regulatory or stock exchanges rules, (iv) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof) and (v) as otherwise mutually agreed. The provisions of this paragraph shall survive any termination or completion of the arrangement provided by this Commitment Letter.

As you know, Goldman, Sachs & Co. ("GOLDMAN SACHS") is a full service securities firm engaged, either directly or through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, Goldman Sachs or its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Goldman Sachs or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Company or other companies which may be the subject of the arrangements contemplated by this letter.

GSCP and its affiliates, including Goldman Sachs (collectively "GS") may have economic interests that conflict with those of the Company. You agree that GS will act under this letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between GS and the Company, its stockholders or its affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm's-length commercial transactions between GS, on the one hand, and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction GS is acting solely as a principal and not the agent or fiduciary of the Company, its management, stockholders, creditors or any other person, (iii) GS has not assumed an advisory (except as provided in the letter dated August 11, 2006 (the "ADVISORY LETTER")) or fiduciary responsibility in favor of the Company with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether GS or any of its affiliates has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that GS has rendered advisory services (except as provided in the Advisory Letter) of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto. In addition, GSCP may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Company, 3Com Corporation, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to GSCP hereunder.

In addition, please note that GSCP, Goldman Sachs and their affiliates do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to

3Com Technologies
December 20, 2006
Page 6


the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates' directors and employees to comply with applicable securities laws. For this purpose, "tax treatment" means U.S. federal or state income tax treatment, and "tax structure" is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

Consistent with GSCP's policies to hold in confidence the affairs of its customers, GSCP will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that neither GSCP nor any of its affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

GSCP's commitments hereunder and this Commitment Letter (except for those provisions which survive by their terms) will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment of or termination of the definitive documentation for the Acquisition (including the relevant provisions of the shareholder agreement or other agreement governing the terms of the Acquisition, the "ACQUISITION AGREEMENT"), (iii) a material breach by the Company under this Commitment Letter or the Fee Letter and (iv) March 30, 2007 (which date shall be automatically extended up to May 31, 2007 to the extent the Acquisition has not closed prior to such date solely due to not having obtained required regulatory approvals from the People's Republic of China), unless the closing of the Senior Facility on the terms and subject to the conditions contained herein, shall have been consummated on or before such date.

THE COMPANY AGREES THAT ANY SUIT OR PROCEEDING ARISING IN RESPECT TO THIS LETTER OR OUR COMMITMENT WILL BE TRIED EXCLUSIVELY IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY OF NEW YORK, AND THE COMPANY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF, AND TO VENUE IN, SUCH COURT. THE COMPANY HEREBY APPOINTS CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NY 10011, AS ITS AGENT FOR SERVICE OF PROCESS FOR PURPOSES OF THE FOREGOING SENTENCE ONLY. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING IN CONNECTION WITH OR AS A RESULT OF EITHER OUR COMMITMENT OR ANY MATTER REFERRED TO IN THIS LETTER IS HEREBY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Senior Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Senior Facility.

                  [Remainder of page intentionally left blank]

3Com Technologies
December 20, 2006
Page 7


Please confirm that the foregoing is in accordance with your understanding by signing and returning to GSCP the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on December 20, 2006, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this assignment.


                                       Very truly yours,

                                       GOLDMAN SACHS CREDIT PARTNERS L.P.



                                       By: /s/ WALT JACKSON
                                           ------------------------------------
                                           Authorized Signatory

ACCEPTED AS OF DECEMBER 20, 2006:

3COM TECHNOLOGIES



By: /s/ DONALD M. HALSTED, III
    -----------------------------------------
Name:  Donald M. Halsted, III
Title: Executive Vice President and Chief Financial Officer

                                     ANNEX A

In the event that GSCP becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders, partners or other equity holders of the Company, 3Com Corporation or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the "LETTERS"), the Company agrees to periodically reimburse GSCP for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company also agrees to indemnify and hold GSCP harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of GSCP in performing the services that are the subject of the Letters. If for any reason the foregoing indemnification is unavailable to GSCP or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by GSCP as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Company, 3Com Corporation and the Acquired Business and their respective affiliates, stockholders, partners or other equity holders on the one hand and (ii) GSCP on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Company, 3Com Corporation and the Acquired Business and their respective affiliates, stockholders, partners or other equity holders and (ii) GSCP with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of GSCP and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of GSCP and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, GSCP, any such affiliate and any such person. The Company also agrees that neither any indemnified party nor any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company, 3Com Corporation or the Acquired Business or any person asserting claims on behalf of or in right of the Company, 3Com Corporation or the Acquired Business or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters; except in the case of the Company to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or its affiliates, stockholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event shall such indemnified party or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of such indemnified party's or such other parties' activities related to the Letters. THE PROVISIONS OF THIS ANNEX A SHALL SURVIVE ANY TERMINATION OR COMPLETION OF THE ARRANGEMENT PROVIDED BY THE LETTERS.


                                    Annex A-1

                                     ANNEX B

                            HUAWEI-3COM CO., LIMITED

             SUMMARY OF TERMS AND CONDITIONS OF THE SENIOR FACILITY


This Summary of Terms and Conditions outlines certain terms of the Senior Facility referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

BORROWER:                  A newly created entity which will be a direct
                           wholly-owned Subsidiary of the Company (the
                           "BORROWER").

GUARANTORS:                Subject to the compliance with all applicable
                           corporate benefit and financial assistance laws and regulations in those jurisdictions where applicable, each of the Borrower's existing and subsequently acquired or organized subsidiaries (including, without limitation, the Acquired Business) and, only if required by GSCP to the extent and for so long as the Company has not reasonably satisfied conditions relating to corporate and cash flow structure, any parent holding companies (each, a "HOLDCO") of the Borrower (collectively, the "GUARANTORS") shall guarantee (the "GUARANTEE") all obligations under the Senior Facility; provided that any subsidiaries located in the Peoples Republic of China (the "PRC
                           SUBSIDIARIES") shall not be required to provide a Guarantee and shall not be a Guarantor. For these purposes, each Guarantor (other than the Holdco
                           Guarantors) shall undertake whitewash procedures as directed by the Arranger immediately on being directed to do so.

PURPOSE/USE OF PROCEEDS:   The proceeds of the Senior Facility will be used to
                           fund, in part, the Acquisition (including paying fees, commissions and expenses in connection with the Acquisition).

SOLE LEAD ARRANGER, SOLE
BOOKRUNNER AND SOLE
SYNDICATION AGENT:         Goldman Sachs Credit Partners L.P. ("GSCP"; in its
                           capacities as Sole Lead Arranger, Sole Bookrunner and
                           Sole Syndication Agent, the "ARRANGER").

ADMINISTRATIVE AGENT:      GSCP or another financial institution reasonable
                           acceptable to GSCP (the "ADMINISTRATIVE AGENT").

LENDERS: GSCP and/or other financial institutions selected by GSCP (each, a "LENDER" and, collectively, the "LENDERS").

AMOUNT OF SENIOR FACILITY: Up to $500.0 million of a senior secured term loan
                           (the "SENIOR FACILITY").

AVAILABILITY:              One drawing may be made under the Senior Facility on
                           the Closing Date or as otherwise mutually agreed.


                                    Annex B-1

MATURITIES:                5.5 year anniversary of the Closing Date.

CLOSING DATE: The date on which the borrowings under the Senior Facility are made and the Acquisition is consummated (the "CLOSING DATE").

AMORTIZATION:              The outstanding principal amount of the Senior
                           Facility will be payable on the anniversary dates of the Closing Date and in the correlating installment amount as follows:

                           ---------------------------------------------------
                                   YEAR AFTER CLOSING    AMORTIZATION
                                          DATE            PERCENTAGE
                           ---------------------------------------------------
                                          0.5                7.50%
                           ---------------------------------------------------
                                          1.5                 15%
                           ---------------------------------------------------
                                          2.5                 15%
                           ---------------------------------------------------
                                          3.5                 20%
                           ---------------------------------------------------
                                          4.5                 20%
                           ---------------------------------------------------
                                          5.5               22.50%
                           ---------------------------------------------------

INTEREST RATE:             All amounts outstanding under the Senior Facility
                           will bear interest, at the Borrower's option, (i) at the Base Rate or (ii) at the reserve adjusted
                           Eurodollar Rate, in each case plus the Applicable
                           Margin based according to the grid set forth below which is based on the ratio of consolidated indebtedness of the Borrower and its subsidiaries as of the date of such financial statements to EBITDA
                           (calculated to exclude certain one-time nonrecurring charges and with such additional adjustments as the Arranger agrees are appropriate) of the Borrower and its subsidiaries for the twelve-month period ended on such date (the "LEVERAGE RATIO"):

                           -----------------------------------------------------
                                 LEVERAGE RATIO      EURODOLLAR RATE   BASE RATE
                           -----------------------------------------------------
                             (greater than) 3.0:1.0       2.25%          1.25%
                           -----------------------------------------------------
                             (less than or) = 3.0
                           but (greater than) 2.0:1.0     2.00%          1.00%
                           -----------------------------------------------------
                            (less than or) = 2.0:1.0      1.75%          0.75%
                           -----------------------------------------------------

                           ; provided that the Interest Rate in effect on the Closing Date may not be reduced prior to the first anniversary of the Closing Date.

                           As used herein, the terms "BASE RATE" and "RESERVE ADJUSTED EURODOLLAR Rate" will have meanings customary and appropriate for


                                    Annex B-2
                           financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type. Interest on amounts not paid when due will accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional two percentage points (2.00%) per annum and shall be payable on demand.

INTEREST PAYMENTS:         Interest shall be payable on a semi-annual basis with
                           interest periods selected by the Borrower of one, two, three and six months for loans bearing interest with reference to the reserve adjusted Eurodollar
                           Rate; and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year
                           (365/366-day year with respect to loans bearing interest with reference to the Base Rate).

INTEREST RATE PROTECTION:  At the Borrower's option, the Borrower may obtain interest rate or currency protection through interest rate swaps, caps, f/x agreements or other agreements reasonably satisfactory to the Administrative Agent against increases in the interest rates or currency fluctuations.

FUNDING PROTECTION:        Customary for transactions of this type, including
                           breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

VOLUNTARY PREPAYMENTS:     The Senior Facility may be prepaid in whole or in
                           part without premium or penalty; provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs.
                           Voluntary prepayments of the Senior Facility will be applied to scheduled amortization payments as directed by the Borrower.

MANDATORY PREPAYMENTS:     The following mandatory prepayments shall be required
                           (subject to certain basket amounts and exceptions to be negotiated in the definitive Loan Documents):

                           1. Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of the Borrower or its subsidiaries (subject to certain exceptions to be determined), other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and net cash proceeds (not in excess of an amount to be agreed upon in the aggregate) that are reinvested in other long-term assets useful in the business of the Borrower and its subsidiaries within one year of receipt thereof.

                           2. Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Borrower or its subsidiaries, other than net cash proceeds (not in excess of an


                                    Annex B-3
                                   amount to be agreed upon in the aggregate) that are reinvested in other long-term assets useful in the business of the Borrower and its subsidiaries (or used to replace damaged or destroyed assets) within one year of receipt thereof.

                           3. Equity Offerings: Prepayments in an amount equal to 100% of the net cash proceeds received from the issuance of equity securities of the Borrower or its subsidiaries (other than issuances pursuant to employee stock plans).

                           4. Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or its subsidiaries (other than indebtedness otherwise permitted under the Loan Documents), payable no later than the first Hong Kong business day following the date of receipt.

                           5. Excess Cash Flow: Prepayments in an amount equal to 75% (subject to reductions to a lower percentage upon achievement of certain financial performance measures to be determined) of "excess cash flow" (to be defined in the applicable Loan Document), payable within 90 days of fiscal year-end.

                           All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied pro rata to remaining scheduled amortization payments and the payments at final maturity to the Senior Facility.

                           All prepayments referred to in paragraph 4 above are subject to compliance with all applicable financial assistance laws and regulations in those jurisdictions where applicable and all prepayments referred to above are subject to restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant members of the Company and its subsidiaries. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute an Event of Default, and such amounts shall be available for working capital purposes of the Company and its subsidiaries as long as not required to be prepaid in accordance with the following provisions. The Company and its subsidiaries will undertake to use all commercially reasonable efforts to overcome or eliminate any such restrictions and/or minimize any such costs of prepayment and/or use the other cash resources of the Company and its subsidiaries (subject to the considerations above) to make the relevant prepayment. If at any time within one year of a prepayment being forgiven due to such restrictions, such restrictions are removed, any relevant proceeds will at the end of the then current interest period be applied in prepayment of the Senior Facility. Notwithstanding the foregoing, any prepayments required after application of the above provision shall be net of any costs, expenses or taxes incurred by the Company and its subsidiaries or any of their affiliates and arising


                                    Annex B-4
                           exclusively as a result of compliance with the preceding sentence, and the Company and its subsidiaries shall be permitted to make, directly or indirectly, a dividend or distribution to its affiliates in an amount sufficient to cover such tax liability, costs or expenses.

SECURITY:                  The Senior Facility, each Guarantee (other than the
                           Holdco Guarantees) and any interest rate or currency hedging obligations of the Borrower owed to a Lender or its affiliates will be secured by first priority security interests in all assets, including without limitation, all personal, real and mixed property of the Borrower and the Guarantors (other than the Holdco Guarantors and except as otherwise agreed to by the Arranger), subject to compliance with all applicable corporate benefit and financial assistance laws and regulations in those jurisdictions where applicable. In addition, the Senior Facility will be secured by a first priority security interest in 100% of the capital stock of the Borrower and (subject to compliance as set forth above) each subsidiary of the Borrower and all intercompany debt. All security arrangements will be in form and substance satisfactory to the Arranger and each Guarantor
                           (other than the Holdco Guarantors) shall undertake whitewash procedures as directed by the Arranger immediately on being directed to do so.

REPRESENTATIONS AND
WARRANTIES:                The Senior Facility will contain such customary and
                           appropriate representations and warranties by the Borrower (with respect to the Borrower and its subsidiaries) as are usual and customary for financings of this kind, including, without limitation: due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Loan Documents; no conflicts;
                           governmental consents; historical and projected financial condition; no material adverse change; no restricted junior payments; absence of material litigation; payment of taxes; title to properties;
                           environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee and pension matters; absence of brokers or finders fees;
                           solvency; compliance with laws; full disclosure and Patriot Act and other related matters.

COVENANTS:                 The Senior Facility will contain such financial,
                           affirmative and negative covenants by the Borrower
                           (with respect to the Borrower and its subsidiaries) as are usual and customary for financings of this kind, including, without limitation:

  - FINANCIAL COVENANTS:   minimum debt service coverage, minimum interest
                           coverage, maximum capital expenditures and a maximum total leverage ratio.

  - AFFIRMATIVE COVENANTS: delivery of financial statements and other reports;
                           maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; books and records; inspections; lender meetings; compliance with laws; environmental matters; immediately after consummation of the Acquisition, satisfaction of applicable


                                    Annex B-5
                           whitewash procedure by H3C (and any other applicable subsidiary) such that H3C shall immediately be able to become a Guarantor and provide collateral as set forth in "Security" above; additional collateral and guarantors; cash management and further assurances (including, without limitation, (i) if not satisfied by the Closing Date, the Arranger's reasonable satisfaction with the flow of cash between the Holdco's, Borrower and its subsidiaries within three months of the Closing Date, (ii) the setting up of an account at a bank reasonably acceptable to the Arranger in which all dividends from each subsidiary of the Borrower shall be deposited and which account shall be subject to the perfected first priority security interest of the Administrative Agent on behalf of the Lenders and (iii) to the extent needed to service the Senior Facility, the distribution of dividends from the PRC Subsidiaries no later than one month prior to each interest and principal payment date as set forth above in "Interest Payments" and "Amortization," respectively), including, in each case, exceptions and baskets to be mutually agreed upon, and

  - NEGATIVE COVENANTS:    limitations with respect to other indebtedness
                           (subject to exceptions for the PRC Subsidiaries to incur debt at the local level up to amounts to be agreed and based on certain financial performance tests); liens; negative pledges; restricted junior payments (dividends, redemptions and voluntary payments on certain debt); restrictions on subsidiary distributions; investments, mergers and acquisitions;
                           sales of assets (including subsidiary interests);
                           sales and lease-backs; transactions with affiliates;
                           conduct of business; restrictions on the PRC
                           Subsidiaries; amendments and waivers of
                           organizational documents, subordinated indebtedness and other material agreements; and changes to fiscal year, including, in each case, exceptions and baskets to be mutually agreed upon.

EVENTS OF DEFAULT:         The Senior Facility will include such events of
                           default (and, as appropriate, grace periods) as are usual and customary for financings of this kind, including, without limitation, failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA or other pension matters, impairment of security interests in collateral, invalidity of guarantees, and "change of control" (to be defined in a mutually agreed upon manner).

CONDITIONS PRECEDENT TO
BORROWINGS:                The several obligations of the Lenders to make, or
                           cause one of their respective affiliates to make, loans under the Senior Facility will be subject to customary closing conditions, including, without limitation, the conditions precedent listed on Annex
                           C attached to the Commitment Letter. The conditions to borrowings will also include requirements relating to prior written notice of borrowing (which notice shall be provided 10 Hong Kong business days prior to the date of the proposed borrowing if prior to December 31, 2006 and six or more Hong Kong business days otherwise), the accuracy of


                                    Annex B-6
                           representations and warranties and the absence of any default or potential event of default.

ASSIGNMENTS AND
PARTICIPATIONS:            The Lenders may assign all or, in an amount of not
                           less than $1.0 million, any part of, their respective shares of the Senior Facility to their affiliates or one or more banks, financial institutions or other entities that are eligible assignees (to be described in the Loan Documents). Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan
                           Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described minimum assignment amount requirements. The Administrative Agent may require a processing fee of up to $1000 in connection with any such assignment. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective shares of the Senior Facility.

REQUISITE LENDERS:         Lenders holding more than 50% of total commitments or
                           exposure under the Senior Facility, except that with respect to matters relating to the interest rates, maturity, amortization, certain collateral issues and the definition of Requisite Lenders, Requisite
                           Lenders will be defined as Lenders holding 100% of total commitments or exposure of the total commitments affected thereby.

TAXES: The Senior Facility will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Lenders shall furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

INDEMNITY:                 The Senior Facility will provide customary and
                           appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Arranger, the Administrative Agent and the Lenders.

                           Notwithstanding the foregoing, in respect of any judgment or order given or made for any amount due hereunder, that is expressed and paid in a currency (the "JUDGMENT CURRENCY") other than U.S. Dollars, the Borrower will indemnify the Lenders and the Administrative Agent against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the U.S. Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which the Lenders and the Administrative Agent are able to purchase U.S. Dollars with the amount of the judgment currency actually received by the Lenders and the Administrative Agent. The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall survive any termination of the Loan Documents, shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "rate of exchange" shall include any


                                    Annex B-7
                           premiums and costs of exchange payable in connection with the purchase of or conversion into U.S. Dollars.

GOVERNING LAW AND
JURISDICTION:              The Senior Facility will provide that the Borrower
                           will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and shall waive any right to trial by jury.
                           New York law shall govern the Loan Documents.

COUNSEL TO THE ARRANGER:   Latham & Watkins LLP and Slaughter and May.

The foregoing is intended to summarize certain basic terms of the Senior Facility. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Senior Facility.




                                    Annex B-8

                                     ANNEX C

                            HUAWEI-3COM CO., LIMITED

             SUMMARY OF CONDITIONS PRECEDENT TO THE SENIOR FACILITY

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Senior Facility referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

1. Concurrent Transactions: The Borrower Capitalization shall have been completed to the reasonable satisfaction of the Arranger. The Borrower shall have received the proceeds of the Equity Contribution and the proceeds thereof, together with the proceeds from borrowings made on the Closing Date pursuant to the Senior Facility and the Cash Contribution, shall be sufficient to consummate the Acquisition and pay all related fees, commissions and expenses. The Acquisition shall have been consummated pursuant to the Acquisition Agreement. All conditions precedent to the consummation of the Acquisition shall have been satisfied or waived (with the prior consent of the Arranger if the Arranger reasonably determines such waiver is adverse to the Lenders). The terms of the Equity Contribution and the agreements relating to the Equity Contribution shall be reasonably satisfactory to the Arranger. There shall not exist (pro forma for the Acquisition and the financing thereof) any default or event of default under any of the Loan Documents, or under any other material indebtedness of the Company or its subsidiaries. Concurrently with the consummation of the Acquisition and except as may otherwise be reasonably agreed by the Arranger, all pre-existing indebtedness of the Company and its subsidiaries shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms satisfactory to the Arranger.

2. Financial Statements. At least 30 days prior to the Closing Date, the Arranger shall have received (i) audited financial statements of the Acquired Business for each of 2004, 2005 and 2006 if the Acquisition occurs after March 30, 2007; otherwise, 2003, 2004 and 2005; (ii) unaudited financial statements for any interim period or periods of the Acquired Business ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date;
         (iii) customary additional audited and unaudited financial statements for all recent, probable or pending acquisitions; and (iv) customary pro forma financial statements, in each case as reasonably acceptable to the Arranger.

3. Maximum Leverage Ratio. At the time of funding, the total amount of indebtedness shall be limited such that the ratio of (i) total indebtedness for the Borrower and its subsidiaries as of the Closing Date after giving effect to the Acquisition to (ii) pro forma consolidated adjusted EBITDA (calculated in accordance with Regulation S-X together with such additional adjustments as the Arranger agrees are appropriate) for the latest twelve-month period for which financial statements are then available shall not be greater than 3.5:1.00.

4. Due Diligence. The Arranger shall be satisfied, in its reasonable discretion, with the results of its due diligence with respect to the general affairs, management, prospects, financial position, stockholders' equity or results of operations of the Company and the Acquired Business and their respective subsidiaries (it being understood that GSCP intends to promptly satisfy and remove the business diligence condition as soon as practicable and will provide written notice thereof to the Company) and the tax, legal, regulatory and other issues relevant to the Company, the Acquired Business and the Acquisition.


                                    Annex C-1

5. Performance of Obligations. All costs, fees, expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to GSCP, the Arranger, the Administrative Agent or the Lenders shall have been paid to the extent due and the Company shall have complied in all material respects with all of their other obligations under the Commitment Letter and the Fee Letter.

6. Customary Closing Documents. The Arranger shall be reasonably satisfied that the Company has complied with all other customary closing conditions, including, without limitation: (i) the delivery of legal opinions, corporate records and documents from public officials, lien searches and officer's certificates; (ii) evidence of authority; (iii) obtaining material third party and governmental consents necessary in connection with the Acquisition, the related transactions or the financing thereof; (iv) absence of litigation affecting the Acquisition, the related transactions or the financing thereof; (v) perfection of liens, pledges, and mortgages on the collateral securing the Senior Facility; and (vi) delivery of a solvency certificate from the chief financial officer of the Borrower and each Guarantor. The Arranger shall have received at least 10 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act.

7. Structure. The corporate structure and the flow of cash of the Holdcos, the Company, the Acquired Business and each of their respective subsidiaries shall be reasonably satisfactory to the Arranger (including, without limitation, with respect to a structure that will be able to service semi-annual interest payments). The Arranger shall waive satisfaction of the structure of cash flows provided such structure of cash flows shall be reasonably satisfactory to the Arranger within three months of the Closing Date and each of 3Com Corporation and the Company shall have provided a Guarantee.




                                    Annex C-2